FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Property Trust Announces
Common Stock Repurchase Plan

Palo Alto, California – August 30, 2007 – Essex Property Trust, Inc. (NYSE:ESS) a fully integrated Real Estate Investment Trust (REIT) that invests in apartment communities located in highly desirable, supply-constrained markets, announced today that the Company's Board of Directors has authorized a stock repurchase program allowing the Company to acquire shares in an aggregate amount of up to $200 million.

The timing and amount of the share repurchases will depend on market pricing as well as other conditions and factors. Repurchases may be made by the Company or its Operating Partnership, Essex Portfolio, L.P., (of which the Company is the general partner) from time to time on the open market or otherwise. Repurchases may also be made under a Rule 10b5-1 plan, which the Company may enter into. Rule 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be able to. Currently, the Company has 27,874,574 shares of Common Stock outstanding as of June 30, 2007. Essex will use its working capital or proceeds from the sale of properties to provide funding for this repurchase program.

This program supersedes the common stock repurchase plan that Essex announced on May 16, 2001.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 136 apartment communities (27,808 units), and has 1,108 units in various stages of development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

Forward-looking statement – The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to, unexpected changes in the economic conditions and market demand. All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-Q for the period ending June 30, 2007 and Form 10-K for the year ended December 31, 2006.

925 East Meadow Drive Palo Alto California 94303  telephone 650 494 3700  facsimile 650 494 8743
www.essexpropertytrust.com